EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

February 22, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lucy’s Water World, Inc.
Beijing, China

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 2, Registration Statement under the Securities Act of 1933, filed by Lucy’s Water World, Inc. of our report dated November 8, 2011, relating to the financial statements of Lucy’s Water World, Inc. as of and for the period ending October 31, 2011, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan